UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2013

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201

La Jolla, CA 92037

(Address of principal executive offices)

(858) 459-4000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On October 4, 2013, Reven Housing Georgia, LLC, a Delaware limited liability company and a wholly owned subsidiary of Reven Housing REIT, Inc. (the “Company”), entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with Red Door Housing, LLC, a Texas limited liability company (“Red Door”), and WFI Funding, Inc., a Texas corporation (together with Red Door, the “Sellers”), to purchase a portfolio of 170 single family homes located in the Houston, Texas, metropolitan area from the Sellers. The Sellers are unaffiliated with the Company. The Agreement provides for a deposit of $100,000 within two business days of the execution of the Agreement, and the total contract purchase price for the 170 properties is $13,400,000, excluding closing costs. The properties collectively encompass an aggregate of 242,964 rental square feet, of which 129 properties are subject to one-year leases with tenants, 33 properties are subject to month-to-month leases with tenants, and the remaining 8 properties are vacant as of the date of this report. Under the Agreement, the Company may elect to close the acquisition in two separate stages. There can be no assurance that the Company will complete the acquisition.

The Agreement contains customary representations and warranties by the Sellers, and the Company would be obligated to purchase the properties only after satisfaction of agreed upon closing conditions.

The Agreement is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit 10.1	Single Family Homes Real Estate Purchase and Sale Agreement (Houston 170)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: October 10, 2013	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer